Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

PennantPark Investment Corporation and subsidiaries

We consent to the use of our audit reports dated November 14, 2012 with respect to the consolidated financial statements of PennantPark Investment Corporation and subsidiaries (the “Company”) as of September 30, 2012 and 2011 and for each of the years in the three-year period ended September 30, 2012, and the effectiveness of internal control over financial reporting as of September 30, 2012, included herein and to the references to our firm under the headings “Selected Financial Data” “Senior Securities” and “Independent Registered Public Accounting Firm” in the Registration Statement on Form N-2.

/s/KPMG LLP

New York, New York

February 15, 2013